Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams
Chairman, President and CEO
Sky Financial Group
419-254-6182

Reiter and Spitler to Retire from Sky Board of Directors

June 3, 2004 (Bowling Green, Ohio; NASDAQ: SKYF) – Sky Financial Group announced today the retirements of Edward J. Reiter and Robert E. Spitler from its board of directors. Reiter’s retirement will be effective November 2004, while Spitler’s retirement was effective June 1, 2004.

Reiter has held the position of senior chairman of Sky Financial Group since 1998. His financial career has spanned 39 years and started in 1965 when he began working as a teller at First National Bank Bowling Green later to become Mid American National Bank & Trust Company. He was named president of Mid American National Bank & Trust Company in 1979. In 1988, he was named chairman and chief executive officer of Mid Am, Inc., a predecessor to Sky Financial Group. He became senior chairman of Sky Financial Group upon its formation in 1998.

Reiter has a long history of involvement with local civic organizations. He currently serves on the boards of over fifteen different organizations including many involved with Christian activities and other community needs.

Even though he is retiring from the Sky Financial Group Board, Reiter will continue to serve as a member of the Board of Directors of Sky Insurance, Inc., which is Sky Financial Group’s retail and commercial insurance agency affiliate. He will also maintain an office at Sky’s corporate headquarters in Bowling Green, Ohio.

Spitler is managing partner for the Bowling Green, Ohio-based law firm, Spitler, Huffman, Yoon & Newlove, LLP, and has served on the Sky Financial, Sky Insurance and Sky Financial Solutions boards at Sky. Spitler served as the chairman for Sky Financial Solutions during the successful sale of that business unit. Prior to joining Sky Financial’s board, he was chairman of the board for Wood Bancorp, Inc., which with its subsidiary First Federal Bank of Bowling Green, was acquired by Sky in 1999. Spitler is a member of numerous legal, charitable and civic boards and foundations.

“The company and board will miss both Ed’s and Bob’s leadership,” stated Marty Adams, chairman, president and CEO of Sky Financial Group. “Each not only helped Sky become the company it is today, but they are incredible leaders in the community and are doing unselfish work everyday leading or supporting organizations that assist thousands of northwest Ohioans. A perfect example of their unselfishness was their decision to volunteer to retire from the board.”

Adams further noted: “Our board is very proactive from a corporate governance standpoint. They understand what it takes to manage a corporate board in today’s business environment. The board’s governance committee examined the size of other boards and determined that at some point in the future Sky would be well served to reduce the size of its Board of Directors. Once this recommendation was made, a voluntary option was given to all board members, with Reiter and Spitler choosing to retire at this time.”

About Sky Financial Group, Inc.

Sky Financial Group is a $12.1 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest publicly-held bank holding companies in the nation. The company operates over 260 financial centers and over 280 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.